Exhibit 99.1

EFI Announces Settlement of Stock Option Litigation

FOSTER CITY, Calif.—(BUSINESS WIRE)—June 24, 2008—Electronics For Imaging, Inc. (“EFI”) (Nasdaq:EFII) announced today that it has reached a settlement, subject to court approval, of the class and derivative litigation relating to the Company’s historic stock option granting practices. The agreement does not contain any admission of fault or wrongdoing on the part of EFI or the individual defendants.

The settlement is subject to notice to shareholders and to the approval by the Chancery Court of the State of Delaware. If approved, the settlement will resolve all litigation pending against the Company, as well as its former and current directors and officers, relating to EFI’s historic stock option granting practices. There can be no assurance that the Court will approve the proposed settlement.

As further described in a notice to be issued to shareholders, among other things, the settlement provides for receipt by EFI of $5 million in insurance proceeds and the payment by EFI of approximately $3.08 million in plaintiffs’ attorneys’ fees and costs, as well as the adoption of certain remedial measures, including the cancellation and repricing of certain stock options, certain payments to be made to the company and the adoption of a number of changes to EFI’s corporate governance and procedures.